Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 9, 2004 on our review of interim financial information of Protective Life Corporation and its subsidiaries (the “Company”) for the three and nine month periods ended September 30, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 is incorporated by reference in the Company’s registration statements on Form S-8 (File Nos. 333-32420, 33-51887 and 33-61847) and Form S-3 (File Nos. 333-86477, 333-39103 and 33-59769).

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Birmingham, Alabama
November 9, 2004